EXHIBIT B-3


             PRELIMINARY LISTING OF GAS ASSETS AND LIABILITIES BEING
          TRANSFERRED FROM UNION ELECTRIC COMPANY TO CENTRAL ILLINOIS
                             PUBLIC SERVICE COMPANY


Union Electric Company (AmerenUE) is transferring Illinois gas service territory to Central Illinois Public Service Company.

19. All real and personal property located in the State of Illinois owned by AmerenUE (including plant in service and construction work in progress) used in the production and distribution of natural gas. The cost of these assets are recorded in Accounts 101 and 107 of the Uniform System of Accounts and the related accumulated provision for depreciation is recorded in Account 108.

20.  Accounts Receivable of Illinois gas customers recorded in Account 142.

21. The provision for uncollectible accounts associated with accounts receivable being transferred to AmerenCIPS (paragraph 2 above).

22. Fuel stock consisting of propane stored at the Alton Propane Plant recorded in Account 151.

23. Plant materials and operating supplies located at the Alton Storeroom and truck stock recorded in Account 154.

24. Natural gas being held in storage by Mississippi River Transmission Corporation for AmerenUE recorded in Account 164.

25. Accrued Illinois gas revenues for service not billed at the time of transfer recorded in Account 173.

26.  AFUDC temporary differences due to FAS 109 recorded in Account 182.

27.  Amounts collected for environmental cleanup recorded in Account 186.

28. Accumulated deferred income taxes recorded in Account 190, for the income taxes related to unamortized Investment Tax Credit being transferred to AmerenCIPS.

29. Account payable for the amount of natural gas purchased for resale but not yet paid at the time of transfer to AmerenCIPS recorded in Account 232.

30.  Accrued payroll payable recorded in Account 232.

31.  Accrued vacation liability for gas employees recorded in Account 242.

32. Unamortized investment credit and Federal excess taxes - depreciation both recorded in Account 254.

33. Environmental cleanup liability at Alton Town Gas Site recorded in Account 253.

34. Unamortized Deferred Investment Tax Credits recorded in Account 255, related to the plant assets being transferred to AmerenCIPS.

35. Accumulated Deferred Income Taxes recorded in Account 282 related to the plant being transferred to AmerenCIPS.

The following schedules provide more detailed listings of the assets identified above:

     Schedule 1 lists the asset and liability accounts being transferred to AmerenCIPS by ICC Account. The value shown in this and other schedules are the amounts estimated for AmerenUE books at December 31, 2000.

     Schedule 2 lists the amounts being transferred to AmerenCIPS recorded in accounts 101, 107, and 108 by function (paragraph 1 above).

     Schedule 3 lists the gas fuel stock being transferred to AmerenCIPS.

     Schedule 4 consists of a listing of the plant material and operating supply amounts being transferred to AmerenCIPS by works headquarters.